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                [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]



                           February 13, 1997                FILE NO. 17121-0000




Platinum Software Corporation
195 Technology Drive
Irvine, California  92718

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by Platinum Software Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 50,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable pursuant to the exercise of warrants to purchase Common Stock.

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that 50,000 shares of Common Stock, when issued pursuant to the exercise of warrants to purchase said Common Stock, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STRADLING, YOCCA, CARLSON & RAUTH
                                       -------------------------------------
                                       STRADLING, YOCCA, CARLSON & RAUTH